Origin Materials, Inc. Reports Operating and Financial Results for Second Quarter 2025

– First Origin PET Bottlecaps on Store Shelves –
– Announced Customer Berlin Packaging –
– Announces Review of Strategic Opportunities and New Market Segmentation to Accelerate Value Capture –
– Revises Revenue and Run-Rate Adjusted EBITDA Guidance –

WEST SACRAMENTO, CA., August 14, 2025 – Origin Materials, Inc. (“Origin,” “Origin Materials,” or the “Company”) (Nasdaq: ORGN, ORGNW), a technology company with a mission to enable the world’s transition to sustainable materials, today announced financial results for its second quarter ended June 30, 2025.

“In a separate press release issued today, we announced the first Origin PET bottlecaps are now on store shelves, a world’s first and a significant inflection point for the company and the packaging industry. We are officially in market with our 1881 cap for non-carbonated water, a $7 billion segment of the caps market,” said Origin Materials CEO John Bissell. “Coupled with our recent customer announcements, including our first publicly named customer, Berlin Packaging, and recent progress reports on our manufacturing capacity build-out, we are closer than ever to bringing our transformative PET bottlecap technology to the entire $65 billion closures packaging market. Our technology platform produces what we believe to be the world’s first and only commercially viable PET caps. The platform excels in seven areas: recyclability, oxygen barrier (enabling shelf-life), closure diameter (enabling more economic large formats), thickness (enabling lighter weight), rigidity (premium feel), use of recycled content, and optical clarity. Successful commercialization will be a step change for recycling and improved packaging performance while creating significant value for our shareholders in the process.”

“During the quarter, we maintained laser focus on the priority build-out of our first eight CapFormer lines, making solid progress advancing through the various stages of order placement, manufacture, testing, and shipping of lines two through eight. Despite the team’s progress, we experienced a number of OEM manufacturing delays, including slower subcomponent deliveries and procurement delays, often due to tariff considerations. As a result, we expect Factory Acceptance Testing (‘FAT’) completion for each of our lines to be 30 to 90 days beyond our prior expectations. These delays accentuate the gap between the indicated demand for Origin’s PET caps and our production capacity, leaving ‘money on the table.’”

“Separately, we have fielded a number of strategic collaboration inquiries reflecting the natural synergy between the robust manufacturing and distribution capabilities of legacy packaging companies and the high value products and innovative technology development capabilities at Origin,” Bissell continued. “To pursue these emerging opportunities and help address the gap between the indicated demand and production capacity for Origin’s PET caps, we’ve launched a strategic review with our financial advisor, RBC Capital Markets (‘RBC’), to identify accretive strategies that can enhance the company’s access to manufacturing capacity, marketing and distribution capabilities, and strategic capital. We believe this will enable value capture beyond what we can achieve organically, potentially enabling Origin to more effectively fulfill pent-up demand and accelerate our efforts to unlock shareholder value in the near term.”

“In fact, an early result of our strategic review is an important refinement of our go-to-market strategy to more effectively prioritize and capture high-value opportunities within the over $65 billion caps and closures market, which is comprised of a number of differentiated segments,” Bissell continued. “Our current strategic prioritization targets five large functional segments including water ($7 billion), carbonated soft drinks (“CSD”–$6 billion), other beverage applications (hot fill, ready-to-drink, beer, wine, milk, sports–$18 billion), non-beverage (food and pharmaceutical–$20 billion), and other non-beverage ($17 billion). Each segment utilizes different cap formats to achieve unique performance characteristics required by the product. Previously, our approach had been to design a single 1881 cap to serve both the water and CSD markets. However, following the recent successful qualification of our 1881 cap for flat water, we can now begin immediately selling into the 1881 flat water market rather than waiting until completion of final designs for the 1881 cap that will serve the broader CSD market later in 2026. Our PET cap works, passed qualification for a customer’s water requirements, succeeded on a commercial bottling system, and went on store shelves. We continue to work side-by-side with CSD customers and anticipate success with CSD qualification, with a focus on impact resistance and multi-day heated horizontal stress testing. Given the design freedom and material properties afforded by our proprietary method for producing PET caps, we believe CSD qualification is a matter of ‘when,’ not ‘if.’”

Company Second Quarter and Recent Business Highlights
Origin Materials reported quarterly revenue of $5.8 million generated by the Company’s supply chain activation program. The Company also made significant progress in commercializing its caps and closures business.

•Today, in a Separate Release, We Announced the First Origin PET Bottlecaps on Store Shelves with a Customer’s Water Brand. Our success qualifying PET caps with our alkaline water customer Power Hydration positions us to grow sales in the flat water market near-term.
•Announced Strategic Customer Berlin Packaging. Berlin Packaging has agreed to purchase PET 1881 caps from Origin Materials for sale and distribution to its broad customer base. Berlin Packaging is the world’s largest Hybrid Packaging Supplier® with 1,700 global suppliers, over 55,000 SKUs, and over 100 locations across the globe.
•We Continue to Grow Manufacturing Capacity and Execute Our Adaptive Supply Chain Strategy, Actively Responding to Macroeconomic Uncertainty and Changing Conditions. During the quarter, we experienced a number of CapFormer manufacturing delays including slower subcomponent delivery times and procurement and delivery delays resulting from tariff administration and logistics. As a result, we expect FAT completion for each of our lines to be 30 to 90 days beyond our prior expectations. Our updated CapFormer build-out is as follows.
•CapFormer Build-Out Status:
◦Our first CapFormer System is producing PET caps in Reed City, Michigan.
◦Two additional CapFormers, including thermoformers and for one of the CapFormers all its subsystems, arrived in the United States from Europe in July and August 2025. The equipment arrived with Reed City Group prior to the EU and Switzerland tariff increases to 15% and 39%, respectively, or received an exemption from the Switzerland tariff, saving over $1 million.
◦We continue to expect CapFormers three through six to complete FAT on a rolling basis through Q4 of 2025.
◦Primarily due to capital constraints accentuated by tariff exposure, we now plan to complete FAT for CapFormers seven and eight in the second half of 2026, updated from Q1 2026.
•Announced New European Mass Production Partner, Royal Hordijk, further diversifying Origin’s manufacturing footprint in response to continued pressure from U.S. tariffs on European imports. European manufacturing capacity expands Origin’s global footprint, enabling the production and sale of PET caps without equipment or caps crossing U.S.

borders. Hordijk is a leading Dutch producer of sustainable plastic packaging solutions in operation for over 100 years. Hordijk will use its PET extruders to produce extruded sheet for use in CapFormer production lines owned by Origin and operated by Hordijk in Hordijk facilities in the EU. Hordijk PET extruders and extrusion expertise can drive capital cost efficiency for CapFormer lines. We anticipate installing the first CapFormer in a Hordijk facility before the end of Q1 2026.
•Financing Strategy to Fund Growth and Maintain Solid Minimum Cash Floor. We endeavor to source the majority of funds for our capital equipment build-out on our way to sustained profitability from non-dilutive capital such as equipment and corporate debt. However, depending on equipment operation target locations, tariffs may require us to deploy meaningfully more capital for our equipment going forward. The 15% tariff on EU imports, up from 10% as of late July 2025, and the 39% tariff on Switzerland imports, which went into effect on August 7, 2025, affect Origin because we source CapFormer subsystems from Switzerland and Germany for deployment in the United States. Such tariff costs can significantly raise the cash outlay required for financed equipment, as we do not expect the tariffs will contribute to the financeable value of the equipment, making debt financing in those instances more expensive and potentially suboptimal. We believe our strategic review process will help us optimize the cost of such capital to maintain timely capacity build for demand capture and preserve the path to our goal of non-dilutive financing for the majority of our forthcoming capital expenses.
•Our Sales Pipeline Remains Strong and Interest Remains High for Larger Format Caps. We continue to see strong interest in larger cap formats with attractive unit economics. We believe our thermoforming PET technology advantages us disproportionally as format size increases, which we believe will translate to higher margins than HDPE caps the larger the format. A key objective of our strategic review process is to identify opportunities to accelerate our development and deployment of these new formats.
•We Are Revising Our Revenue and Run-Rate Adjusted EBITDA Guidance. We estimate an aggregate reduction in manufacturing output of approximately 50% and 15% for 2026 and 2027, respectively, compared to our prior estimates. This is due to the impact of the aforementioned delay in CapFormer FAT timing for lines two through eight on our backloaded 2026 production schedule described in May 2025. Prior revenue guidance for 2026 and 2027 was a range of $50 million to $70 million and $150 million to $210 million, respectively. We are updating revenue guidance, before consideration of potential strategic review outcomes, to $20 million to $30 million and $100 million to $200 million for 2026 and 2027, respectively. In addition, we expect these same factors to push our Adjusted EBITDA run-rate breakeven from 2026 into 2027.

Results for Second Quarter 2025
Cash, cash equivalents, and marketable securities were $69.4 million as of June 30, 2025.

The net accounts receivable balance of $17.9 million at June 30, 2025, is comprised of receivables associated with the Company’s legacy supply chain activation program being wound down in 2025. Concurrent with the wind-down of the supply chain activation program, we expect to collect all related net receivables in due course, resulting in a significant source of cash.

Additionally, as of June 30, 2025, the Company had $9 million of land held for sale in Geismar, Louisiana. We expect the sale of this land to result in an additional significant source of cash.

Revenue for the second quarter was $5.8 million compared to $7.0 million in the prior-year period, due to the planned reduction in the Company’s supply chain activation program.

Operating expenses for the second quarter were $15.1 million compared to $18.5 million in the prior-year period, a decrease of $3.4 million primarily resulting from a decrease in general and administrative expenses of $2.2 million and a decrease in research and development expenses of $1.1 million.

Net loss was $12.7 million for the second quarter compared to $19.5 million in the prior-year period, a decrease of $6.8 million primarily due to the $2.4 million greater gain in fair value of common stock warrants liability, the gain of $1.0 million in fair value of earnout liability, and a decrease of $3.3 million in operating expenses.

Adjusted EBITDA loss was $9.9 million for the second quarter compared to $12.9 million in the prior-year period.

Shares outstanding as of June 30, 2025 were 150.2 million including 3.0 million shares that are subject to forfeiture based on share price performance targets previously disclosed in our filings, of which 1.5 million of the 3.0 million shares were forfeited as of June 30, 2025 and returned on July 1, 2025.

For a reconciliation of non-GAAP figures to the applicable GAAP figures, please see the table captioned ‘Reconciliation of GAAP and Non-GAAP Results' set forth at the end of this press release. We have not reconciled our guidance for non-GAAP run-rate Adjusted EBITDA to GAAP due to the uncertainty and potential variability of reconciling items such as stock-based compensation. As a result, a reconciliation is not available without unreasonable effort and we are unable to address the probable significance of the unavailable information.

Webcast and Conference Call Information
Company management will host a webcast and conference call on August 14, 2025, at 5:00 p.m. Eastern Time, to discuss the Company's financial results.

Interested investors and other parties can listen to a webcast of the live conference call and access the Company’s quarterly update presentation by logging onto the Investor Relations section of the Company's website at https://investors.originmaterials.com/.

The conference call can be accessed live over the phone by dialing +1-844-676-8020 (domestic) or +1-412-634-6957 (international). A telephonic replay will be available approximately three hours after the call by dialing 1-844-512-2921, or for international callers, +1-412-317-6671. The conference ID for the live call and pin number for the replay is 10200202. The replay will be available until 11:59 p.m. Eastern Time on August 21, 2025.

About Origin Materials, Inc.
Origin is a technology company with a mission to enable the world’s transition to sustainable materials. Our innovations include PET caps and closures that bring recycling circularity and enhanced performance to a ~$65 billion market, specialty materials, and our patented biomass conversion platform that transforms carbon into sustainable materials for a wide range of end products. For more information, visit www.originmaterials.com.

Contacts
Origin Materials
Investors:
ir@originmaterials.com

Media:
media@originmaterials.com

Non-GAAP Financial Information
To supplement the Company’s financial results presented in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"), the Company also uses non-GAAP financial measures, including Adjusted EBITDA, as supplemental measures to review and assess the Company’s operating performance. Adjusted EBITDA is defined as net loss adjusted for (i) stock-based compensation, (ii) depreciation and amortization, (iii) impairment of assets, (iv) investment income, (v) interest expenses, (vi) change in fair value of derivatives, (vii) change in fair value of common stock warrants liability, (viii) change in fair value of earnout liability, (ix) other (income) expenses, net and (x) income tax provision.
The Company believes that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about our operating profitability adjusted for certain non-cash items, non-routine items that the Company does not expect to continue at the same level in the future, as well as other items that are not core to the Company’s operations. Further, the Company believes Adjusted EBITDA provides a meaningful measure of operating profitability because the Company uses it for evaluating the Company’s business performance, making budgeting decisions, and comparing performance against that of other peer companies using similar measures.

Non-GAAP financial measures are not defined under U.S. GAAP and are not presented in accordance with U.S. GAAP. These non-GAAP financial measures have limitations as analytical tools, and when assessing the Company’s operating performance, investors should not consider them in isolation. In addition, calculations of this non-GAAP financial information may be different from calculations used by other companies, and therefore comparability may be limited.

The Company mitigates these limitations by reconciling the non-GAAP financial measures to the most comparable U.S. GAAP performance measures, all of which should be considered when evaluating our performance.

For more information on Adjusted EBITDA, please see the table captioned “Reconciliation of GAAP and Non-GAAP Results” set forth at the end of this press release.

Cautionary Note on Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “project,” “potential,” “seem,” “seek,” “target,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding Origin’s business strategy, commercial, operating, and product development plans and announcements of such plans, anticipated customer demand, the impact of tariffs on our business, revenue potential, the projection that Origin will achieve positive run-rate Adjusted EBITDA results by 2027, pace and anticipated timing of bringing Origin’s CapFormer lines online and anticipated revenue generated from such systems, the impact of anticipated improvements to Origin’s CapFormer lines, ability of Origin’s products to complete customer qualification on time or at all, anticipated timing of commercializing Origin’s products and delivering those products to customers, estimated total addressable market, anticipated benefits of and demand for Origin’s potential products, ability to convert potential customer interest into revenue, expectations about Origin’s future financing arrangements, including Origin’s ability to enter into financing arrangements on favorable terms, the outcome of Origin’s evaluation of strategic alternatives and the ability of such strategic alternatives to enhance shareholder value, access to manufacturing capacity, marketing and distribution capabilities, or strategic capital, or address the gap between indicated product demand and production capacity, anticipated growth and projected financial information. From time to time, the Company discloses approximate levels of customer demand based on information received from current and potential customers as to amounts of product they wish to purchase at a certain price over a certain term in the future. The Company does not discount such indications of customer demand by the likelihood of their conversion to actual revenue or the time until such conversion. Some customers may overstate the amount of product they wish to purchase and one should not assume that demand figures disclosed by the Company will necessarily translate into comparable levels of revenue. The forward-looking statements are based on various assumptions, whether or not identified in this press release, and on the current plans, objectives, estimates, expectations, and intentions of the management of Origin and are not predictions of actual performance and inherently involve significant risks and uncertainties. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as, a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Origin. These forward-looking statements are subject to a number of risks and uncertainties including, but not limited to, the fact that Origin may be unable to successfully commercialize its products; the effects of competition, tariffs, and other trade restrictions on Origin’s business; the uncertainty of the projected financial information with respect to Origin, particularly given the rapidly changing tariff landscape; disruptions and other impacts to Origin’s business. Other factors that could adversely affect the Company’s operations include those discussed in Origin’s Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”) on August 14, 2025 under the heading “Risk Factors,” and other documents Origin has filed, or will file, with the SEC. These filings, when available, are available on the investor relations section of our website at investors.originmaterials.com and on the SEC’s website at www.sec.gov. If any of these risks materialize or Origin’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Origin does not presently know or currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Origin undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required under applicable law. These forward-looking statements should not be relied upon as representing Origin’s assessments of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

ORIGIN MATERIALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)	June 30, 2025 (Unaudited)	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$35,295	$56,307
Marketable securities	34,106	46,613
Accounts receivable net of allowance for credit losses of $1,269 and $1,230, respectively	17,888	19,179
Other receivables	2,661	2,526
Inventory	687	866
Prepaid expenses and other current assets	1,833	2,401
Land held for sale	9,114	11,282
Total current assets	101,584	139,174
Property, plant, and equipment, net	229,068	203,919
Operating lease right-of-use asset	3,357	3,735
Intangible assets, net	60	73
Deferred tax assets	496	621
Other long-term assets	13,812	30,505
Total assets	$348,377	$378,027

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,083	$2,921
Accrued expenses	11,351	2,779
Operating lease liabilities, current	336	323
Notes payable, short-term	1,730	3,772
Other liabilities, current	441	2,754
Total current liabilities	15,941	12,549
Earnout liability	24	2,486
Canadian Government Research and Development Program liability	15,132	14,399
Common stock warrants liability	681	4,566
Notes payable, long-term	1,730	1,730
Operating lease liabilities	3,689	3,858
Other liabilities, long-term	54	74
Total liabilities	37,251	39,662
STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value, 10,000,000 shares authorized; no shares issued and outstanding as of June 30, 2025 and December 31, 2024	—	—
Common stock, $0.0001 par value, 1,000,000,000 shares authorized; 150,173,853 and 148,574,227, issued and outstanding as of June 30, 2025 and December 31, 2024, respectively (including 3,000,000 of Sponsor Vesting Shares)	15	15
Additional paid-in capital	397,812	393,186
Accumulated deficit	(77,315)	(38,127)
Accumulated other comprehensive loss	(9,386)	(16,709)
Total stockholders’ equity	311,126	338,365
Total liabilities and stockholders’ equity	$348,377	$378,027

ORIGIN MATERIALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except share and per share data)	2025	2024	2025	2024
Revenues:
Products	$5,813	$7,033	$11,243	$13,855
Services	—	—	—	3
Total revenues	5,813	7,033	11,243	13,858
Cost of revenues (exclusive of depreciation and amortization shown separately below)	5,631	6,826	10,948	13,513
Operating expenses:
Research and development	3,278	4,392	6,579	10,211
General and administrative	9,088	11,259	19,199	21,264
Depreciation and amortization	2,782	2,813	5,496	5,124
Impairment of assets	—	—	16,610	—
Total operating expenses	15,148	18,464	47,884	36,599
Loss from operations	(14,966)	(18,257)	(47,589)	(36,254)
Other income (expenses):
Investment income	1,129	1,838	2,335	3,702
Interest expenses	(31)	(110)	(79)	(227)
Gain (loss) in fair value of derivatives	6	(16)	(32)	280
Gain (loss) in fair value of common stock warrants liability	1,107	(1,277)	3,885	(628)
Gain (loss) in fair value of earnout liability	—	(978)	2,462	540
Other income (expenses), net	128	(645)	9	(653)
Total other income (expenses), net	2,339	(1,188)	8,580	3,014
Loss before income tax provision	(12,627)	(19,445)	(39,009)	(33,240)
Income tax provision	(120)	(54)	(179)	(172)
Net loss	$(12,747)	$(19,499)	$(39,188)	$(33,412)
Other comprehensive income (loss):
Unrealized gain on marketable securities	$224	$950	$383	$1,520
Foreign currency translation adjustment	6,704	(1,691)	6,940	(5,535)
Total other comprehensive income (loss)	6,928	(741)	7,323	(4,015)
Total comprehensive loss	$(5,819)	$(20,240)	$(31,865)	$(37,427)
Net loss per share, basic	$(0.09)	$(0.14)	$(0.27)	$(0.23)
Net loss per share, diluted	$(0.09)	$(0.14)	$(0.27)	$(0.23)
Weighted-average common shares outstanding, basic	147,811,114	143,004,474	147,071,137	142,398,476
Weighted-average common shares outstanding, diluted	147,811,114	143,004,474	147,071,137	142,398,476

ORIGIN MATERIALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
(in thousands)	2025	2024
Cash flows from operating activities
Net loss	$(39,188)	$(33,412)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,496	5,124
Provision for credit losses	39	730
Stock-based compensation	4,569	5,317
Impairment of assets	16,610	—
Realized loss (gain) on marketable securities	7	(64)
Amortization of premium and discount of marketable securities, net	(49)	(24)
Change in fair value of derivative	32	(280)
Change in fair value of common stock warrants liability	(3,885)	628
Change in fair value of earnout liability	(2,462)	(540)
Deferred tax provision	125	150
Other non-cash expenses	221	304
Changes in operating assets and liabilities:
Accounts receivable net and other receivables	1,116	(1,168)
Inventory	178	(145)
Prepaid expenses and other current assets	554	168
Other long-term assets	83	(4,925)
Accounts payable	86	418
Accrued expenses	744	(3,256)
Operating lease liability	(160)	(221)
Other liabilities, current	171	(478)
Other liabilities, long-term	(20)	(23)
Net cash used in operating activities	(15,733)	(31,697)
Cash flows from investing activities
Purchases of property, plant, and equipment	(15,710)	(2,575)
Proceeds from land held for sale	2,117	—
Purchases of marketable securities	(655,732)	(826,682)
Sales of marketable securities	658,639	805,285
Maturities of marketable securities	10,021	26,177
Net cash (used in) provided by investing activities	(665)	2,205
Cash flows from financing activities
Payment of notes payable	(4,542)	(1,532)
Proceeds from Canadian Government Research and Development Program	—	8,097
Proceeds from exercise of stock options	57	241
Net cash (used in) provided by financing activities	(4,485)	6,806
Effects of foreign exchange rate changes on the balance of cash and cash equivalents held in foreign currencies	(129)	2,868
Net decrease in cash and cash equivalents	(21,012)	(19,818)
Cash and cash equivalents beginning of the period	56,307	75,502
Cash and cash equivalents end of the period	$35,295	$55,684

Origin Materials, Inc.
Reconciliation of GAAP and Non-GAAP Results

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2025	2024	2025	2024
Net loss	$(12,747)	$(19,499)	$(39,188)	$(33,412)
Stock-based compensation	2,280	2,536	4,569	5,317
Depreciation and amortization	2,782	2,813	5,496	5,124
Impairment of assets	—	—	16,610	—
Investment income	(1,129)	(1,838)	(2,335)	(3,702)
Interest expenses	31	110	79	227
(Gain) loss in fair value of derivatives	(6)	16	32	(280)
(Gain) loss in fair value of common stock warrants liability	(1,107)	1,277	(3,885)	628
(Gain) loss in fair value of earnout liability	—	978	(2,462)	(540)
Other (income) expenses, net	(128)	645	(9)	653
Income tax provision	120	54	179	172
Adjusted EBITDA	$(9,904)	$(12,908)	$(20,914)	$(25,813)